DRAFT RELEASE                                                        May 2, 2000

         ARLINGTON, VA - Gannett Co., Inc. today announced that its Board of Directors has approved an amendment of its Shareholder Rights Plan to extend the expiration date of the Rights to May 31, 2010 and increase the initial exercise price of each Preferred Stock Purchase Right to $280. The Shareholder Rights Plan was originally approved in 1990.

         Subject to certain exceptions, the Rights will be exercisable only if a person or group acquires 15% or more of Gannett's common stock or announces a tender or exchange offer the consummation of which would result in ownership by a person or group of 15% or more of the common stock (other than in the event of certain Board-approved offers). If a person or group acquires 15% or more of Gannett's common stock (other than pursuant to certain Board-approved offers), each Right will entitle its holder (other than such acquiring person or members of such group) to purchase, at the $280 exercise price, shares of Gannett's common stock having a market value of twice such price. If Gannett is acquired (other than pursuant to certain Board-approved offers) in a merger or other business combination after a person or group has acquired 15% or more of Gannett's common stock, each Right will entitle its holder to purchase, at the exercise price, a number of the acquirer's common shares having a market value of twice such price. The company can redeem the Rights for $.01 per Right before the acquisition by a person or group of 15% or more of the Company's stock and thereafter under certain circumstances.

         "The amendments to our Rights Plan were adopted in order to maintain the Rights Plan and to respond to increases in the market value of our stock since the initial adoption of the Rights Plan 10 years ago. The Rights Plan and these amendments were adopted to deter abusive takeover tactics that could be used to deprive Gannett's shareholders of the full value of their investment," stated John J. Curley, Chairman and CEO. "They were not adopted in response to any specific effort to acquire control of the company."

         Further details concerning Gannett's Shareholder Rights Plan, as amended, are contained in a letter that will be mailed to all Gannett shareholders.

         Gannett Co., Inc. is an international news and information company that publishes 74 daily newspapers in the USA, including USA TODAY, the nation's largest-selling daily newspaper. The company also owns a variety of non-daily publications and USA WEEKEND, a weekly newspaper magazine. Newsquest plc, a wholly owned Gannett subsidiary acquired in mid-1999, is one of the largest regional newspaper publishers in England with a portfolio of more than 180 titles. Its publications include 11 daily newspapers with a combined circulation of approximately 450,000. Newsquest also publishes a variety of non-daily publications, including Berrow's Worcester Journal, the oldest continuously published newspaper in the world. Gannett also operates 22 television stations and is an Internet leader with sites sponsored by most of its TV stations and newspapers including USATODAY.com, one of the most popular news sites on the Web.
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